As filed with the U.S. Securities and Exchange Commission on July 10, 2024

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

ZOOZ Power Ltd.

(Exact Name of Registrant as Specified in its charter)

Israel	N/A
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

4B Hamelacha St.

Lod 7152008

Israel

(Address of Principal Executive Offices) (Zip Code)

ZOOZ Power Ltd. Incentive Compensation Plan

(Full Title of the Plan)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven M. Skolnick, Esq. Dotan H. Barnea, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 262-6700	Ofer Ben-Yehuda, Adv. Ivor Krumholtz, Adv. Shibolet & Co. 4 Yitzhak Sade St. Tel Aviv 6777504 Israel Tel: +972 (3) 307-5030

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filing ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to the participants in the ZOOZ Power Ltd. Incentive Compensation Plan, as amended (the “Plan”) listed on the cover page of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

ZOOZ Power Ltd. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents:

(i) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on April 30, 2024 (File No. 001-42005);

(ii) The description of the Registrant’s Ordinary Shares, nominal value NIS 0.00286 per share (“Ordinary Shares”) contained in the Registrant’s registration statement on Form 8-A (File No. 001-42005), filed by the Registrant with the Commission under Section 12(b) of the Exchange Act on April 4, 2024 including any amendments or reports filed for the purpose of updating such description;

(iii) The Registrant’s Report of Foreign Private Issuer on Form 6-K furnished with the SEC on April 12, 2024; and

(iv) The Registrant’s Report of Foreign Private Issuer on Form 6-K furnished with the SEC on May 1, 2024.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, and all Reports of Foreign Private Issuer on Form 6-K submitted by the Registrant to the Commission during such period, or portions thereof, that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrants Amended and Restated Articles of Association (the “Articles”) provide that, subject to any applicable law, the Registrant may enter into contract to cover any Registrant officer’s liability, as imposed on them following an action they perform in their capacity as a Registrant officer, to the maximum extent permitted in the law, due to each of the following:

●	A violation of the duty of care toward the Registrant or toward another person;

●	A violation of the fiduciary duty toward the Registrant, as long as the officer acted in good faith and had reasonable grounds for assuming the action will not harm the Registrant’s best interest;

●	A monetary liability imposed on them for the benefit of another person;

●	Expenses the officer spent or has been charged with in connection with an Administrative Enforcement Proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee;

●	A payment imposed on the officer for the benefit of an injured party, as stated in Section 52.BBB(A)(1)(A) of the Israeli Securities Law, 1968 (the “Payment to an Injured Party” and the “Securities Law”, respectively);

●	Any other Registrant officer liability, undertaking, or expense that may be lawfully insured now or in the future.

Under the Israeli Companies Law, 1999 (the “Companies Law”) exemption and indemnification of, and procurement of insurance coverage for, Registrant’s office holders, must be approved by the Registrant’s compensation committee and board of directors and, with respect to an office holder who is the CEO or a director, also by the Registrant’s shareholders. However, according to regulations promulgated under the Companies Law, shareholders and board of directors approvals for the procurement of such insurance are not required if the insurance policy is approved by the Registrant’s compensation committee and: (i) the terms of such policy are within the framework for insurance coverage as approved by the Registrant’s shareholders and set forth in the Registrant’s compensation policy; (ii) the premium paid under the insurance policy is at fair market value; and (iii) the insurance policy does not and may not have a substantial effect on the Registrant’s profitability, assets or obligations.

In accordance with the Registrant’s compensation policy currently in effect, approved by its shareholders at the 2021 annual general meeting, the Registrant is currently entitled to hold directors’ and officers’ liability insurance policy for the benefit of its office holders with insurance coverage of up to $15,000,000, provided that the insurance period shall not exceed 7 years, and with such annual premium reflecting market terms and not having a substantial effect on its profitability, assets or obligations.

The Articles provide that, subject to any applicable law, the Registrant may indemnify an officer therein due to a liability or an expense imposed on them or that they have spent following an action performed in their capacity as a Registrant officer, to the maximum amount permitted under any applicable law, and as stated below:

●	A monetary liability imposed on them for the benefit of another person according to a judgment, including a judgment in a settlement or an arbitration award that a court has ratified;

●	Reasonable litigation expenses, including an attorney’s fee, that officer has spent because of an investigation or proceeding administered against them by an authority that is authorized to administer an investigation or a proceeding, that concluded without a criminal charge lodged against them, and without imposing a monetary sanction on them in lieu of a criminal proceeding, or that has concluded without submitting a criminal charge, but by imposing a monetary sanction in lieu of a criminal proceeding, in an offense that does not require proof of mens rea or in connection with a monetary sanction.

●	Reasonable litigation expenses, including an attorney’s fee, the officer spent or was charged with by a court, in a proceeding lodged against the officer by the Registrant or on its behalf or by another person, or in a criminal charge the officer was acquitted from, or in a criminal offense it was charged with, that does not require proof of mens rea;

●	Expenses the officer has spent or has been charged with in connection with an Administrative Enforcement Proceeding they were subject to, including reasonable litigation expenses, such as an attorney’s fee, to the extent permitted under the law;

●	Any payment to an injured party, including reasonable litigation expenses, such as an attorney’s fee; and

●	Any liability, undertaking, or other expense for which it is or will be permissible to indemnify Registrant officers.

The Registrant may give an advanced undertaking to indemnify an officer due to a liability or an expense, as stated in Articles, as long as the advance undertaking to indemnify due to a liability, as stated in the Articles, is limited to events the Registrant’s Board of Directors considers predictable given the Registrant’s activity in practice when making the undertaking to indemnify, and to an amount or according to a criterion that Registrant’s Board of Directors has found reasonable under the circumstances, and that the undertaking to indemnify states the events the Registrant’s Board of Directors considers foreseeable, given the Registrant’s activity in practice when making the undertaking, and the amount or the criteria the Registrant’s Board of Directors has found reasonable under the circumstances.

The total, aggregate indemnification amount the Registrant will bear according to the advanced undertaking to indemnify due to such liability, as stated in the Articles (along with the amounts to be received from an insurance company, if any, under an officer liability insurance policy the Registrant has acquired) for all Registrant officers, shall be determined under the Registrant’s compensation policy.

Subject to the Companies Law, the Registrant may indemnify any officer after the fact, for a liability or expense, as stated in the Articles, including with regards to an indemnification for a liability as stated in the Articles, without applying the restrictions stated in Article 31.4 of the Articles.

The Articles provide that, subject to the provisions of the Companies Law, the Registrant may, at the maximum permissible in the law, exempt an officer from all or some of their liability, in advance or in retrospect, due to damage of any kind caused to them or that may be caused to them, directly or indirectly, if it was or is caused following a violation of the duty of care toward the Registrant, including for any decision, failure to decide, or any derivative of the above, and due to any other incident, cause, liability, expense, or damage, if it is permissible to grant an exemption due to them pursuant to the Companies Law at the relevant time for approving the exemption, except in the event of a violation of the duty of care toward the Registrant within a distribution.

The foregoing also applies to a Registrant officer’s exemption in connection with their role as an officer in a subsidiary or position holder in a subsidiary or in any other company that the Registrant has a share in, directly or indirectly, or that the Registrant is otherwise interested in.

According to the Companies Law, and as long as the Companies Law does not allow otherwise, the Registrant may not enter into contract to cover the liability of an officer therein, and may not indemnify or exempt any of its officers from their liability toward the Registrant due to any of the following:

●	A violation of the fiduciary duty, except for the purpose of indemnification and insurance due to a violation of the fiduciary duty toward the Registrant, if the officer has acted in good faith, and had reasonable grounds for assuming the action will not harm the Registrant’s best interests;

●	A deliberate or reckless violation of the duty of care, unless it has been made out of negligence;

●	An action with the intent of unlawfully making a personal gain;

●	A fine, as civil fine, a monetary sanction, or a monetary settlement in lieu of a criminal proceeding imposed on them;

●	Directly or indirectly insuring a proceeding under Chapter H3 (Imposition of a Monetary Sanction by the Authority), Chapter H4 (Imposition of Administrative Enforcement measures by an Enforcement Committee), or Chapter I1 (Arrangement for a Conditional Avoidance from Launching Proceedings or Terminate Proceedings) of the Securities Law.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

The following is a list of exhibits filed as a part of this Registration Statement and incorporated herein:

EXHIBIT NO.	DESCRIPTION
4.1

Amended and Restated Articles of Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form F-4/A, File No. 333-277295, filed with the Commission on March 15, 2024.

4.2	ZOOZ Power Ltd. Incentive Compensation Plan, as amended (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Annual report on Form 20-F for the year ended December 31, 2023, filed with the Commission on April 30, 2024.
5.1	Opinion of Shibolet & Co., Law Firm
23.1	Consent of Kesselman & Kesselman, independent registered public accounting firm for the Registrant
23.2	Consent of Shibolet & Co., Law Firm (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages to this Registration Statement)
107	Filing Fee Table

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus of any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lod, State of Israel, on the 10th day of July, 2024.

ZOOZ Power Ltd.

By:	/s/ Avi Cohen
Avi Cohen
Chairman of the Board of Directors

POWER OF ATTORNEY

Each of the undersigned appoints Avi Cohen and Ruth Smadja, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them singly, for him or her and his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of ZOOZ Power Ltd., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any or each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Avi Cohen	Executive Chairman of the Board and Director	July 10, 2024
Avi Cohen	(Principal Executive Officer)

/s/ Ruth Smadja	Chief Financial Officer and Interim Chief Operating Officer	July 10, 2024
Ruth Smadja	(Principal Financial and Accounting Officer)

/s/ Doron Meir Vadai	Director	July 10, 2024
Doron Meir Vadai

/s/ Dan Weintraub	Director	July 10, 2024
Dan Weintraub

/s/ Fang Zheng	Director	July 10, 2024
Fang Zheng

/s/ Sanqiang (Larry) Wang	Director	July 10, 2024
Sanqiang (Larry) Wang

/s/ Christine Y. Zhao	Director	July 10, 2024
Christine Y. Zhao

/s/ Naama Zeldis	Director	July 10, 2024
Naama Zeldis

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed the Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the City of Newark, Delaware on July 10, 2024.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Managing Directo